Escalade Reports Net Income Up 55% in First Quarter and Sales Growth of 21%

EVANSVILLE, Ind., April 20, 2015 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) announced that net income from continuing operations for the first quarter of 2015 was $3.5 million, or $0.25 diluted earnings per share compared to net income from continuing operations of $2.3 million or $0.16 diluted earnings per share for the same quarter in 2014. Net sales from continuing operations for the first quarter of 2015 were $33.4 million, or 21% higher compared to net sales from continuing operations of $27.7 million for the same quarter in 2014.

Gross margin ratio from continuing operations for the first quarter of 2015 was essentially unchanged from the same quarter in 2014 in spite of increased research and development spending on new products. Selling, general and administrative expenses (SG&A) were $5.9 million for the first quarter of 2015 compared to $5.1 million for the same period in 2014, an increase of $799 thousand or 16%. The increase in SG&A is primarily due to increased marketing efforts in new categories acquired during 2014 as well as in new products to be introduced in the future.

The Company is focused on growing its Sporting Goods business through organic growth of existing categories, strategic acquisitions, and new category development. The Company competes in a variety of categories including archery, team and individual sports and games. Strong brands and on-going investment in product development provide a solid foundation for building customer loyalty and continued growth.

"We are pleased with achieving an increase of 55% in net income and sales growth of 21%," stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. "We are experiencing favorable retail sell-through trends and broad acceptance of our new product introductions. To achieve sustained growth in our markets, we will continue to make strategic investments in product line expansion and new category entry."

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and the divestiture of its Information Security and Print Finishing segment, the continuation and development of key customer and supplier relationships, disruptions or delays in our supply chain, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries
Consolidated Condensed Statement of Operations
(Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	March 21, 2015	March 22, 2014	March 21, 2015	March 22, 2014

Net sales	$ 33,419	$ 27,721	$ 143,674	$ 135,447

Costs, Expenses and Other Income
Cost of products sold	22,585	18,713	100,785	94,994
Selling, administrative and general expenses	5,914	5,115	23,736	22,052
Amortization	633	571	2,683	2,395

Operating Income	4,287	3,322	16,470	16,006

Interest expense	101	87	461	396
Other expense (income)	(733)	(189)	(5,271)	(3,162)

Income Before Income Taxes from Continuing Operations	4,919	3,424	21,280	18,772

Provision for Income Taxes from Continuing Operations	1,422	1,159	6,701	6,153

Net Income from Continuing Operations	3,497	2,265	14,579	12,619

Discontinued Operations
Income (loss) from operations	--	143	(754)	(1,361)
Loss on classification as held for sale	--	--	(12,945)	--
Gain on disposal (includes $2,565 of accumulated other comprehensive income reclassification from foreign currency translation adjustment)	--	--	5,929	--
Provision (benefit) for Income Taxes	--	157	(6,256)	827
Net Loss from Discontinued Operations	--	(14)	(1,514)	(2,188)

Net Income	$ 3,497	$ 2,251	$ 13,065	$ 10,431

Basic Earnings Per Share Data:
Income from continuing operations	$ 0.25	$ 0.16	$ 1.05	$ 0.93
Loss from discontinued operations	0.00	0.00	(0.11)	(0.16)
Net Income	$ 0.25	$ 0.16	$ 0.94	$ 0.77

Diluted Earnings Per Share Data:
Income from continuing operations	$ 0.25	$ 0.16	$ 1.03	$ 0.92
Loss from discontinued operations	0.00	0.00	(0.11)	(0.16)
Net Income	$ 0.25	$ 0.16	$ 0.92	$ 0.76

Average shares outstanding	14,015	13,686	13,929	13,561

Consolidated Condensed Balance Sheets
(Unaudited, In Thousands)

	March 21, 2015	December 27, 2014	March 22, 2014
Assets
Current assets excluding assets held for sale	$ 67,820	$ 68,851	$ 57,034
Property, plant & equipment, net	11,592	11,596	10,487
Other assets	30,579	32,559	30,552
Goodwill	14,875	14,875	13,113
Assets held for sale	--	--	22,433
Total	$ 124,866	$ 127,881	$ 133,619

Liabilities and Stockholders' Equity
Current liabilities excluding liabilities held for sale	$ 28,694	$ 31,746	$ 27,167
Other liabilities	5,957	6,356	9,944
Liabilities held for sale	--	--	6,432
Stockholders' equity	90,215	89,779	90,076
Total	$ 124,866	$ 127,881	$ 133,619

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